Exhibit 10(bb)

OLIN AND ARCH STOCK OPTION/PERFORMANCE SHARE

CONTINUATION PROVISIONS FOR OLIN EMPLOYEES

FEBRUARY 2006

After the end of an employee’s employment at Olin or a subsidiary, the employee’s vested Olin stock options remain exercisable for a specified period of time. The various plans permit that period to be extended by Olin for a period up to the term specified in the stock option agreement. The continuation provisions included in the stock option and long term incentive plans and Olin’s stock option extension policy are summarized in the chart below. Performance share awards that are vested at the time employment terminates pay out as scheduled. There is no general extension policy for unvested performance share awards, but the relevant provisions of the performance share program are summarized below.

Plan Provisions
	Options	Performance Shares		Olin’s General Extension Policy
	1991 LTIP/2000 LTIP/ 2003 LTIP/2006 LTIP 1988/1996 Option Plans	1991 LTIP/2000 LTIP/ 2003 LTIP/2006 LTIP		1991 LTIP/2000 LTIP/ 2003 LTIP/2006 LTIP 1988/1996 Option Plans
Termination by Olin - Without cause - With cause - In sale or shut-down of business or spin-off	3 mos. (1) Immediate expiration 3 mos. (1)	(6 (7 (6	) ) )	1 yr. N/A 2 yrs.

Quitting - Without consent - With consent	Immediate expiration 3 mos. (1)	(7 (6	) )	N/A 1 yr.

Death - While Olin Employee(2) - While not an Olin Employee	1 yr. (1) (3)	(8 (7	) )	Term of option N/A

Retires under Pension Plan (55 or over)	3 mos.(1)	(8)		Term of option (9)

Disability	1 yr.	(8)		N/A

Transfer to JV or Arch - Transfer to JV or Arch in Spin-off with Consent - JV Termination without cause or with JV consent - JV Termination with cause or without JV consent	3 mos. (1) (4) Immediate expiration	(6 (6 (7	) ) )	Term of option (5) N/A

Transfer to Sold Business (SB) - Transfer to SB with consent - SB Termination without cause or with SB consent - SB Termination with cause or without SB consent	3 mos. (1) (4) Immediate expiration	(6 (6 (7	) ) )	2 yrs. (5) N/A

(1)	Under the 2006 LTIP, options automatically extend to term upon retirement. Under the terms of the other plans, Olin may extend this period until the expiration of the option, as specified in the option agreement.

(2)	All unvested options vest automatically upon death of an employee and then all options may be exercised by the option holder’s executor, administrator, personal representative or permitted transferee.

(3)	Only options held by a former employee that were exercisable at the time of death may be exercised for the longer of the period the optionee could have exercised option had optionee not died or 1 year (which may be extended but not beyond the term of the option agreement).

(4)	Although not addressed in the respective plan documents, after an employee leaves Olin to go to a joint venture or a sold business, Olin generally considers the employee’s termination to be a termination with consent. If the joint venture or the sold business terminates the employee without cause or the employee quits without consent, see note 5.

(5)	The employee may exercise any exercisable options until the earlier of 2 years after transfer to the joint venture/sold business or 1 year after termination from the joint venture/sold business. Joint venture/sold business does not include Arch. Arch board will decide how to treat Arch employees on termination.

(6)	If performance award has not vested, Olin will determine the portion, if any, of the performance share award which will be forfeited and the form of payment the employee will receive. If the performance shares have vested, but have not been issued or paid, the employee is entitled to them and the performance share award will be paid as specified in the performance share program.

(7)	If the performance shares have vested, but have not been issued or paid, the employee is entitled to them and the performance share award will be paid as specified in the performance share program. If they have not vested, then they expire immediately.

(8)	If performance share award has not vested, employee will be entitled to a pro rata performance share award payable in cash. If the performance shares have vested, but have not been issued or paid, the employee is entitled to them and the performance share award will be paid as specified in the performance share program. (Refer to 2001 Performance Share Program for additional details.)

(9)	In the case of performance-accelerated vesting options (“PAVOs”) granted in 2000, unvested PAVOs will not terminate upon retirement. If the PAVOs vest under applicable performance criteria they may be exercised at any time prior to January 26, 2010, but if performance criteria not met before the earlier of the fifth anniversary of such retirement or January 26, 2010, PAVOs terminate and are cancelled.

N.B.	Options may never extend beyond the original term of the options under an employee’s option agreement. Except as noted above in Notes (2) and (9), all extensions apply only to exercisable options; all unexercisable options expire.

2